Exhibit 4.20

SHARE TRANSFER AGREEMENT

This Share Purchase Agreement (the “Agreement”) is made and entered into on 11 December 2024 (the “Effective Day”) by and between;

Zapp Electric Vehicles Limited (“ZEV”), a private company limited by shares and organized and existing under the law of English, Registered No. 10870546, with a principal office located at 5 Technology Park, Colindeep Lane, London, NW9 6BX, United Kingdom, represented by Mr. Jeremy North, a Director (hereinafter referred to as the “Transferor”)

Mr. Swin Chatsuwan, a Thai citizen with national ID number 3-1006-00771-68-1 residing at 1/43 Moo 5, Tumbol Ladsawai, Amphur Lumlukka, Pathumthani Province, Thailand, in his personal capacity (hereinafter referred to as the “Transferee”)

WHEREAS, the Transferor owns all the authorized and issued share capital of Zapp Scooters Thailand Co., Ltd. (“ZTH”), a company incorporated under the laws of Thailand, with registered number 0105561064940, and its principal office at 87/1 Wireless Road, Lumpini, Patumwan, Bangkok 10110, Thailand, and

WHEREAS, the Transferee desires to acquire ownership of such shares in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.
Transfer of Shares

The Transferor hereby agrees to transfer, and the Transferee hereby agrees to accept, 20,143,975 (Twenty Million One Hundred Forty-Three Thousand Nine Hundred Seventy-five) shares of ZTH, bearing numbers 19,354,018 to 39,497,992 (the “Shares”), which represent 51% of the issued share capital of ZTH.

2.
Consideration
(a)
The agreed purchase price for the Shares is THB 0.01 (one satang) per share, resulting in a total purchase price of THB 201,439.75 (Two Hundred One Thousand Four Hundred Thirty-Nine Baht and Seventy-Five).
(b)
The Transferee shall remit payment in full to the Transferor in cash.
(c)
Upon receipt of the payment, the Transferor shall transfer all rights, title, and interests in the Shares to the Transferee, free from any encumbrances or claims.
3.
Transferor’s Acknowledgment and Waiver
(a)
The Transferor expressly acknowledges and agrees to waive all rights, ownership, and claims to the Shares as transferred under this Agreement.
(b)
The Transferor further warrants that the Shares are transferred free of any liens, encumbrances, or third-party claims.
4.
Receipt of Payment

The Transferor shall confirm receipt of the payment specified in clause 2 above by issuance of a share payment certificate.

Exhibit 4.20

By the signature of its director below, the Transferor represents and warrants that the transfer of the Shares pursuant hereto has been duly authorised and approved by the Company’s Board of Directors.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ZAPP ELECTRIC VEHICLES LIMITED	SWIN CHATSUWAN
/s/ Jeremy North	/s/ Swin Chatsuwan
By: Jeremy North (Transferor)	Swin Chatsuwan (Transferee)

Approval by the Company: On behalf of Zapp Scooters (Thailand) Co., Ltd.
/s/ Swin Chatsuwan
Swin Chatsuwan Position: Authorised Director and CEO